SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

August 3, 2009
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01- Entry into a Material Definitive Agreement

On August 3, 2009, Hotel Outsource Management International, Inc. (“HOMI”) entered into two loan agreements with related parties, Avraham Bahry, Chairman of the Board of Directors of HOMI, and Daniel Cohen, President of HOMI.  Pursuant to the loan agreement with Mr. Bahry, Mr. Bahry will loan HOMI $100,000 for a maximum period of four months. This loan bears interest at a rate of 6% per annum.  At HOMI’s option, the loan and accrued interest may be converted into HOMI common stock at a rate per share equal to the price that is being offered to shareholders in HOMI's current rights offering (the “Rights Offering”).  A registration statement for this Rights Offering was declared effective by the Commission on June 25, 2009.

However, in the event that the Rights Offering is subscribed for in full (including any over-subscription by subscribing shareholders), yielding gross proceeds of $800,000 for HOMI, then if, after exercise of Mr. Bahry’s rights in the Rights Offering and conversion of loans into shares, there shall still remain an outstanding balance of the loan and accrued interest, as well as an outstanding balance and accrued interest on the loan of $200,000 by Mr. Bahry to HOMI dated May 12, 2009, then HOMI will pay the outstanding balance in cash, and not in shares within five days of the closing of the Rights Offering.

Pursuant to the loan agreement with Mr. Cohen, Mr. Cohen will loan HOMI $25,000 for a maximum period of four months. This loan bears interest at a rate of 6% per annum.  At HOMI’s option, the loan and accrued interest may be converted into HOMI common stock at a rate per share equal to the price that is being offered to shareholders in HOMI's current rights offering (the “Rights Offering”).  A registration statement for this Rights Offering was declared effective by the Commission on June 25, 2009.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Loan Agreement by and between HOMI and Avraham Bahry dated August 3, 2009
10.2	Loan Agreement by and between HOMI and Daniel Cohen dated August 3, 2009

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

August 6, 2009		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer